Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

February 12, 2026

Xerox Holdings Corporation

401 Merritt 7

Norwalk, Connecticut 06851

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (Registration No. 333-292842) (as amended or supplemented, the “Registration Statement”) filed by Xerox Holdings Corporation, a New York corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on January 21, 2026, as amended on January 28, 2026, under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Registration Statement, the Company has proposed to issue and sell (a) shares (the “Warrant Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”) issuable upon exercise of 77,271,234 warrants (each, a “Warrant” and, collectively, the “Warrants”) issued by the Company pursuant to the Warrant Agreement, dated as of February 12, 2026 (the “Warrant Agreement”), among the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent; and (b) up to 5,192,626 shares of Common Stock (the “Advisor Shares” and together with the Warrant Shares, the “Shares”) to B. Dyson Capital Advisors and/or its affiliates (collectively, the “Advisor”) in consideration for financial advisory services provided by the Advisor to the Company in connection with the distribution of the Warrants pursuant to the engagement letter, dated as of January 27, 2026 (the “Engagement Letter”), between Arcadia Securities, LLC and the Company.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the registration of the Shares and the issuance and sale of the Shares, (iii) the Registration Statement and the exhibits thereto, (iv) the base prospectus, dated January 30, 2026, (v) the prospectus supplement, dated February 12, 2026, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares (the “Prospectus Supplement”), (vi) the Warrant Agreement and (vii) the Engagement Letter.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

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Xerox Holdings Corporation February 12, 2026 Page 2

Based upon and subject to the qualifications, assumptions and limitations set forth herein, and having regard for such legal considerations as we have deemed relevant, we advise you that:

1.

The Warrant Shares have been duly authorized by appropriate corporate action of the Company and, when issued against payment therefor in accordance with the Warrant Agreement, will be validly issued, fully paid and non-assessable.

2.

The Advisor Shares have been duly authorized by appropriate corporate action of the Company and, when issued against payment therefor in accordance with the Engagement Letter, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York.

Our advice on every legal issue addressed in this opinion is based exclusively on the internal law of the State of New York, as currently in effect, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This opinion is not intended to guarantee the outcome of any legal dispute which may arise in the future.

None of the opinions or other advice contained in this opinion considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon or otherwise referred to by any person for any other purpose.

Xerox Holdings Corporation February 12, 2026 Page 3

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Validity of the Securities” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP